UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2021

Personalis, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38943	27-5411038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 O’Brien Drive Menlo Park, California 94025		94025
(Address of Principal Executive Offices)		(Zip Code)

(650) 752-1300

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PSNL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2021, Personalis, Inc. (the “Company”) entered into a lease (the “Lease Agreement”) with Ardenwood Ventures I, LLC (the “Landlord”).

Pursuant to the Lease Agreement, the Company will lease approximately 100,000 square feet located at 6600 Dumbarton Circle, Fremont, California (the “Premises”). The Premises are expected to serve as the Company’s new corporate headquarters and provide space for laboratory and research and development uses. The buildout for the Premises is expected to begin upon execution of the Lease Agreement, with completion and occupancy currently anticipated to occur in June 2022. Pursuant to the Lease Agreement, the Company has a right of first offer to lease additional space in a to-be-constructed building adjacent to the Premises, subject to customary conditions and notice requirements as set forth in the Lease Agreement.

The term of the Lease Agreement is thirteen (13) years and six (6) months, with the option for the Company to extend the term for up to two additional five (5) year periods. The Lease Agreement will commence on the later of June 1, 2022 and the date that the Landlord substantially completes building shell and site work improvements at the Premises (the “Lease Commencement Date”). The Company has the right to access the Premises prior to the Lease Commencement Date for the purpose of constructing its tenant improvements. The Company’s expected initial budget for tenant improvements at the Premises is $20,000,000, of which the Landlord has agreed to contribute up to $15,470,000.

Under the terms of the Lease Agreement, the Company’s initial monthly base rent will be $277,500, which increases to $372,989 for the second year of the Lease Agreement and thereafter increases on each anniversary of the Lease Commencement Date by three percent (3.0%). The Company’s obligation to pay rent under the Lease Agreement will start on the seventh (7th) month after the Lease Commencement Date, except that the first month of rent is prepaid upon execution of the Lease Agreement. The Lease Agreement contains customary provisions requiring the Company to pay its pro rata share of utilities and a portion of the operating expenses and certain taxes, assessments and fees of the Premises and provisions allowing the Landlord to terminate the Lease Agreement if the Company fails to remedy a breach of certain of its obligations within specified time periods. The Company is obligated to post a security deposit in the amount of $1,790,350, either in cash or, at Company’s election, in the form of a letter of credit, which is subject to use by the Landlord under certain circumstances, per the terms of the Lease Agreement. The security deposit is subject to a 50% reduction effective upon the sixty-first (61st) month of the term of the Lease Agreement.

The Company will continue to lease 45,990 square feet of laboratory and office space at 1330 and 1360 O’Brien Drive, Menlo Park, California, that currently serves as the Company’s corporate headquarters under a lease agreement which has a term through November 2027, subject to an earlier expiration date for a portion of the premises and an option to extend the term for the remainder of the premises for an additional three (3) year period. The relocation of the Company’s corporate headquarters to the Premises is expected to occur within the next 12 months.

The foregoing summary of the Lease Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Lease Agreement, a copy of which will be filed in the Company’s next quarterly report on Form 10-Q. Capitalized terms used above without definition are defined in the Lease Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Agreement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 25, 2021	Personalis, Inc.

	By:	/s/ Aaron Tachibana
Aaron Tachibana
Chief Financial Officer